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                            January 15, 2021

       Edward Coll
       Chief Executive Officer
       Pangaea Logistics Solutions Ltd.
       109 Long Wharf
       Newport, RI 02840

                                                        Re: Pangaea Logistics
Solutions Ltd.
                                                            Registration
Statement on Form S-3
                                                            Filed January 11,
2021
                                                            File No. 333-252022

       Dear Mr. Coll:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Karina
Dorin, Staff Attorney, at (202) 551-3763 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Edward Horton